Exhibit 99

January 4, 2021

Dear Fellow Shareholders,

History will record 2020 as one of the most challenging, threatening and complex times in the modern era. Our hearts go out to all of the people around the world whose lives have been forever impacted by serious illness, the passing of loved ones or financial hardship. At Jefferies, we sadly lost Peg Broadbent, our Jefferies Group CFO and partner, to this horrible virus. We miss him deeply and are thankful his legacy will support and inspire our organization well into our future. Hopefully, as we emerge from this period, we will be stronger, with a more pronounced spirit of humanity, cooperation, equality and caring for those most in need, as we all have a greater appreciation of the fragility of life and the understanding that we are truly “all in this together.”

Turning to Jefferies, we are humbled by the resilience and strength of our team that rallied as never before and in the face of adversity further established themselves as true partners with each other, our clients and all of our other valued stakeholders. Our results for 2020 are not the consequence of an overnight miracle, but rather decades of investment, hard work, patience, perseverance and great execution. We believe 2020 was a seminal year for Jefferies and more is yet to come.

Jefferies Group, which includes our core Investment Banking, Capital Markets and Alternative Asset Management businesses, delivered 2020 record annual net revenues of $5.2 billion, up 67% over the prior year, record net earnings of $875 million, up 258% over the prior year, and a return on tangible equity (ROTE) of 20.4%. The operating leverage inherent in our business is demonstrated by the fact that our 2020 net revenues were 110% higher than in 2015, while our operating costs increased only 70%. We had said for several years that our margins would improve once we fully absorbed the significant investments we have made over the years in talent, technology and capabilities. This is reflected in our 23% pre-tax margin for 2020. Three of our four quarters in 2020 were each, at the time, all-time records in terms of net revenues and earnings, and our record fourth quarter means we are entering fiscal 2021 with real momentum. We believe the success of Jefferies Group in 2020 is sustainable into the future, and are optimistic for 2021 and beyond.

Jefferies Financial Group, our consolidated enterprise, recorded net income of $768 million, or $2.65 per fully diluted share, and adjusted ROTE was 11.7%. These results were held back by $101 million in non-cash charges at HomeFed and JETX in the first half of the year, as well as a $44 million non-cash charge to write-down our WeWork position to a de minimis amount.

Jefferies Financial Group returned $974 million in capital to shareholders in 2020 through $161 million in cash dividends and $813 million in share repurchases (42 million shares at an average of $19.29 per share). Over the past three fiscal years, Jefferies has returned to shareholders nearly $3.4 billion, or 44% of tangible shareholders’ equity at the beginning of this effort. Yet, we closed fiscal year 2020 with tangible shareholders’ equity of $7.5 billion, roughly equal to the level at the beginning of the three-year period.

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On a fully diluted per share basis, tangible book value increased from $20.48 three years ago to $27.38 at November 30, 2020. The combination of this 34% increase in tangible book value per share plus $3.05 per share for the three years in dividends and the Spectrum Brands distribution, delivered a 49% return to shareholders for this period. We finished 2020 with parent company liquidity of $1.9 billion and Jefferies Group ended the year with all-time record liquidity of $8.6 billion.

Our strategy remains straightforward and designed to complete the transformation of Jefferies into a pure financial services firm that is a global leader in Investment Banking, Capital Markets and Alternative Asset Management. With our continuing efforts to smartly manage down our legacy Merchant Banking portfolio, we intend to reinvest in our core business, while continuing to return excess capital to shareholders through buybacks and dividends. We expect Jefferies Financial Group’s consolidated ROTE to converge over time with that of Jefferies Group. It should go without saying (but we will still say it and live it) that long-term stability and success will continue to require prudence in risk, liquidity and capital management and will be consistent with our respect for our obligations to all constituencies, including creditors, rating agencies, regulatory bodies, and the communities in which we live and operate.

Consistent with our stated plan, we are actively managing the legacy Merchant Banking portfolio for optimal value. We carry our remaining Merchant Banking investments on our balance sheet at their tangible book value of $1.9 billion. Since mid-2012 when Jefferies and Leucadia began the process toward merging, we have sold our interests in eleven businesses for $4.7 billion in proceeds and recognized pre-tax gains of $2.4 billion in aggregate, or 122% above tangible book value. We believe there is solid upside in the remaining portfolio.

We continue to believe that the stock market has neither fully appreciated the uniqueness and momentum of the Jefferies core operating platform, nor the sum of the value of our businesses and assets. We have taken advantage over the past three years of what we consider a “once in a lifetime” opportunity to reduce our fully diluted number of shares outstanding dramatically from 373 million to 274 million at prices that represent a substantial discount to both tangible and intrinsic value. As significant and long-term minded shareholders, we are thrilled that this massive reduction in share count has increased our personal ownership percentage and we are happy to let this commitment speak for itself.

Similarly, we easily could just stop here and allow the facts above to speak for themselves, but we believe that at this moment in the world, there are important topics that deserve to be addressed:

COVID-19 and Culture

With our combined 50+ years at Jefferies and 70+ years on Wall Street, we have endured many cycles and our share of crises. COVID-19 presented us with the most challenging set of threats we have ever faced. Not the least of these was at the onset, when our team successfully dealt with the historically unthinkable task of getting everyone safely working at home, while instantaneously transforming Jefferies Group from a firm with 41 regularly attended and densely populated global offices to a community operating from 3,822 individual home offices across four continents. This seamless evacuation and transformation (amid record market volumes, and broad corporate needs for advice and capital) strove to keep our precious employee-partners safe from the virus, while helping our clients navigate the staggering economic and market impact of the pandemic. Jefferies overcame this challenge not just because of the quality and commitment of our team, but also because of the strong bond of partnership, trust, camaraderie and transparency that defines our culture and permeates our firm. We also had a secret weapon that heroically enabled us to seamlessly protect our firm and serve our clients: our incredibly talented technology and support teams. We could not be any prouder of the entire Jefferies family.

2	Jefferies Financial Group Inc. Annual Report 2020

Living in a COVID-19 World

We believe that 2021 will be a year of forward transition for society, thanks to the miraculous brilliance of our scientists and medical professionals who have developed vaccines that are beginning to rollout across the U.S. and world, hopefully on a fair-minded and transparent, prioritized basis. We caution everyone against premature celebration. This will be a frustrating and complex process of mass producing the vaccines, moving them properly through fill and finish technology, transporting them and ultimately administering the injections to all of us. We believe 2021 will be a dangerous year of making sure nobody gets careless or reckless as the COVID-19 war winds down and peacetime approaches. As such, we will continue to stress flexibility in allowing each member of the Jefferies team to decide personally whether and when to come to the office. We implore everyone to follow all the rules of social distancing, continual proper hygiene and wearing a mask whenever at possible risk. There will be a great deal to enjoy once this pandemic eases and we want to make sure the party will be as big as possible.

Future of Work at Jefferies

As we said above, COVID-19 will eventually be a crisis that ends. We learned that we all have much more flexibility than we ever realized in how, where and when we can work. The question therefore is: What does the future of work look like and how can we best design the operating environment of Jefferies to incorporate the needs and desires of our clients and our team? We started our process of developing perspective on this opportunity by sending out a fulsome survey to our people, asking many of the most relevant questions regarding how and where they want to work in the future. We are holding focus groups and leadership discussions around this topic. This will be an ongoing work in process and there is no doubt our thoughts will evolve as time passes and we learn more. That said, it is clear that there will be some version of a hybrid model going forward, creating a combination of a series of active central offices and meeting places, balanced with the opportunity to work from home. This will have implications for the size and layout of our offices, technology decisions, ability for people to live in a greater radius of their primary Jefferies location, and the elimination of the misguided notion that people raising families or caring for ailing loved ones can’t be completely effective when they spend time at home. We don’t know where this exercise will lead, but are optimistic that if we listen to our people and effectively balance their needs with our opportunities to serve our clients, the end result will be extremely positive for everyone. We wish it didn’t take a pandemic to show us this was possible, but we certainly aren’t going to let any of these newfound insights go to waste.

Diversity, Equity and Inclusion

Another regrettable, but very important realization in 2020, is the incontrovertible fact that there are serious systemic issues of racial inequality and exclusion permeating at least the U.S. and Europe, and it is up to all of us to accept and embrace this truth and do something about it. There was always a realization around this issue, but when we each watched video after video of this stark and painful reality, it became the last wake-up call we needed. Businesses must champion these causes and Jefferies is striving to do more than ever. We are extremely thankful that as a result of initiatives over the years, we now have six active Diversity, Equity and Inclusion Groups within our firm: J-NOBLE, jWIN, JEMS, jMosaic+, jVETS and NextGen. While they are empowered to help us be better, the fact is that it is up to every one of us to do our fair share and Jefferies will be relentless in our efforts.

U.S. Government

In March, we very actively and publicly expressed our opinion that governments needed to act smartly, swiftly and in huge scale to prevent an explosion of unemployment, an implosion in the financial markets and the destruction of far too many businesses that did absolutely nothing wrong. In the U.S., our political leaders on both sides of the aisle took actions that brought a desperately needed measure

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of stability to the economy. The economy is somewhat better today and the financial markets are projecting a return to health in a post-pandemic world, but reality is that far too many people and businesses are still in too much trouble and this winter will be very hard. We are writing this as some incremental stimulus has been approved. This will help, but may not be sufficient. We implore both U.S. political parties to put aside their differences and come together again now in 2021 and provide a truly sufficient backstop for those most in need, particularly essential workers and their families. We cannot let these people down just as the end of this calamity is finally in sight.

Privilege and Responsibility

There are some businesses, including Jefferies, that have been remarkably resilient and fortunate throughout this pandemic. COVID-19 has been hard on everyone and nobody is immune from its consequences, but the truth is that some people have been much more fortunate than others. We count ourselves and Jefferies in this category. There are many others. We would like to remind everyone, including ourselves, that it is a privilege to be in this position and every one of us needs to accept the responsibility that there is much we can do to help others who have been adversely impacted much more dramatically only because their circumstances made them more vulnerable.

Through our corporate philanthropy and support of volunteerism, Jefferies strives to make a positive difference in the communities in which we live and work. In this vein, in January, our firm, our employee-partners and our clients banded together to provide A$4 million of support for the wildfire relief efforts in Australia. In May, to honor Peg’s memory, we led the donation of $9.25 million to over 85 different charities on the front lines of helping those in need in the face of COVID-19. There is more that we must and will do.

Culture defines every enterprise and we believe Jefferies benefits from our unique Wall Street culture of partnership, service, nimbleness, drive and humility. Inside Jefferies, we doubled down in 2020 on our people, their safety, their physical and mental well-being, their personal development and their commitments to each other, to justice and equity, and to society at large. As a people-driven business, our greatest contribution to the world flows through our team of outstanding and special individuals. We are committed to caring, service and accountability.

Annual Meeting and Investor Meeting

We look forward to answering your questions at our upcoming Annual Meeting on March 25, 2021. We also will hold our annual Jefferies Investor Meeting on October 12, 2021, at which time you will have the opportunity to hear from our senior leaders across the Jefferies platform. We thank all of you—our clients and customers, employee-partners, fellow shareholders, bondholders, vendors and all others associated with our businesses—for your continued partnership and support.

Sincerely,

Richard B. Handler Chief Executive Officer	Brian P. Friedman President

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Appendix

The following tables reconcile financial results reported in accordance with generally accepted accounting principles (“GAAP”) to non-GAAP financial results. The shareholders’ letter contains non-GAAP financial information to aid investors in viewing our businesses and investments through the eyes of management while facilitating a comparison across historical periods. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, reported results prepared in accordance with GAAP.

JEFFERIES GROUP
Calculation of 2020 Return on Tangible Equity (ROTE) (1)
($ millions)	(Unaudited)
Year Ended
Nov. 30, 2020
Net earnings attributable to Jefferies Group LLC	$879

Reconciliation of Member’s Equity to Tangible Member’s Equity

Nov. 30, 2019
Member’s equity (GAAP)	$6,125
Less: Intangible assets, net and goodwill	(1,814)

Tangible member’s equity (non-GAAP)	$4,311

Return on tangible equity	20.4%

JEFFERIES FINANCIAL GROUP
Calculation of 2020 Adjusted Return on Tangible Equity (ROTE) (2)
($ millions)
(Unaudited)
Reconciliation of Net Income to Adjusted Net Income	Year Ended
Nov. 30, 2020
Net income attributable to common shareholders (GAAP)	$770
Intangible amortization and impairment expense, net of tax	11

Adjusted net income (non-GAAP)	$781

Reconciliation of Shareholders’ Equity to Adjusted Tangible Shareholders’ Equity

Nov. 30, 2019
Shareholders’ equity (GAAP)	$9,580
Less: Intangible assets, net and goodwill	(1,923)
Less: Deferred tax asset	(462)
Less: Weighted average impact of 2020 cash dividends and share repurchases	(545)

Adjusted tangible shareholders’ equity (non-GAAP)	$6,649

Adjusted return on tangible equity	11.7%

JEFFERIES FINANCIAL GROUP
Calculation of Tangible Book Value per Fully Diluted Share (3)

Reconciliation of Shareholders’ Equity to Tangible Shareholders’ Equity
($ millions)	(Unaudited)
	Nov. 30, 2020	Dec. 31, 2017
Shareholders’ equity (GAAP)	$9,404	$10,106
Less: Intangible assets, net and goodwill	(1,913)	(2,463)

Tangible shareholders’ equity (non-GAAP)	$7,490	$7,643

Reconciliation of Shares Outstanding to Fully Diluted Shares Outstanding

(millions)	(Unaudited)
	Nov. 30, 2020	Dec. 31, 2017
Shares outstanding (GAAP)	250	356
Restricted Stock Units (“RSUs”)	23	16
Other dilutive shares	1	1

Fully diluted shares outstanding (non-GAAP) (4)	274	373

Tangible book value per fully diluted share	$27.38	$20.48

JEFFERIES FINANCIAL GROUP
Reconciliation of Book Value to Tangible Book Value of Merchant Banking Portfolio

($ millions)	(Unaudited)
	Nov. 30, 2020
Book value of Merchant Banking portfolio (GAAP)	$1,940
Less: Intangible assets, net and goodwill	(49)

Tangible book value of Merchant Banking portfolio (non-GAAP)	$1,892

JEFFERIES FINANCIAL GROUP
Reconciliation of Book Value to Tangible Book Value of Merchant Banking Assets Sold
($ millions)

Book value of Merchant Banking assets sold since mid-2012 (GAAP)	$2,593
Less: Intangible assets, net and goodwill	(323)

Tangible book value of Merchant Banking assets sold since mid-2012 (non-GAAP)
	$2,270

Notes:

(1)	Jefferies Group ROTE is equal to 2020 Net earnings attributable to Jefferies Group LLC divided by beginning of year Tangible member’s equity.
(2)	Jefferies Financial Group Adjusted ROTE is equal to 2020 Adjusted net income divided by beginning of year Adjusted tangible shareholders’ equity.
(3)	Jefferies Financial Group Tangible book value per fully diluted share is equal to Tangible shareholders’ equity divided by Fully diluted shares outstanding.
(4)

Fully diluted shares outstanding exclude preferred shares as they are antidilutive. Fully diluted shares outstanding include vested RSUs as well as the target number of RSUs issuable under senior executive compensation plans.

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Cautionary Note on Forward-Looking Statements

This letter contains “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Forward-looking statements include statements about our future and statements that are not historical facts. These forward-looking statements are usually preceded by the words “should,” “expect,” “intend,” “may,” “will,” or similar expressions. Forward-looking statements may contain expectations regarding revenues, earnings, operations, and other results, and may include statements of future performance, plans, and objectives. Forward-looking statements also include statements pertaining to our strategies for future development of our businesses and products. Forward-looking statements represent only our belief regarding future events, many of which by their nature are inherently uncertain. It is possible that the actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements. Information regarding important factors, including Risk Factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements is contained in reports we file with the SEC. You should read and interpret any forward-looking statement together with reports we file with the SEC.

Past performance may not be indicative of future results. Different types of investments involve varying degrees of risk. Therefore, it should not be assumed that future performance of any specific investment or investment strategy will be profitable or equal the corresponding indicated performance level(s).

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